ADDENDUM TO CUSTODIAN AGREEMENT

The Custodian Agreement ("Agreement") between The GCG Trust (the"Trust"), a Massachusetts business trust having its principal place of business at 1001 Jefferson Street, Suite 400, Wilmington, DE 19803, and Bankers Trust Company (the "Custodian"), a New York banking corporation having its principal place of business at One Bankers Trust Plaza, New York, New York 10006, dated March 2, 1992, and amended by Addenda among the Trust, Directed Services, Inc., and the Custodian dated October 1, 1993, November 7, 1994 and December 29, 1995, is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement, entered into by the Trust, Directed Services, Inc., and Bankers Trust Company, which is made this 4th day of March, 1997.

WITNESSETH:

WHEREAS, the Trust is authorized to issue separate Series, each of which will offer a separate class of shares of beneficial interest, each Series having its own investment objective or objectives, policies, or limitations; and

WHEREAS, the Trust currently offers shares in multiple Series, may offer shares of additional Series in the future, and intends to offer shares of additional Series in the future; and

WHEREAS, pursuant to a Management Agreement, effective as of August 13, 1996, the Trust has retained Directed Services, Inc. (the "Manager") to render advis-ory, management, administrative, and other services necessary for the ordinary operation of many of the Trust's Series; and

WHEREAS, the Trust has appointed Bankers Trust Company to serve as Custodian for one or more Series of the Trust under the terms and conditions set forth in the Custodian Agreement dated March 2, 1992; and

WHEREAS, the Trust, the Manager, and the Custodian have agreed to amend the Custodian Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

In addition to its responsibilities as specified in the Agreement, the Trus t hereby constitutes and appoints Bankers Trust Company as Custodian with respect to the Mid-Cap Growth Series, which, together with all other Series previously established by the Trust, shall be Series under the Agreement as provided in Paragraph 1 of the Agreement and Appendix A thereto.


IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date indicated above.

                                      THE GCG TRUST


___________________________        By:__________________________
Attest

___________________________           __________________________
Title                                 Title



                                     DIRECTED SERVICES, INC.



___________________________        By:__________________________
Attest

___________________________           __________________________
Title                                 Title



                                      BANKERS TRUST COMPANY



___________________________        By:__________________________
Attest

___________________________           __________________________
Title                                 Title